Exhibit 99.1

Synergy Pharmaceuticals to Present Additional Positive Phase 2b Study Results for Plecanatide in Patients with Irritable Bowel Syndrome with Constipation at ACG 2014 Annual Scientific Meeting

NEW YORK— Synergy Pharmaceuticals Inc. (NASDAQ:SGYP) today announced that it will present additional positive data from a phase 2b study assessing plecanatide’s efficacy and safety in patients with irritable bowel syndrome with constipation (IBS-C). The data will be presented during a plenary session at the American College of Gastroenterology’s 2014 Annual Scientific Meeting in Philadelphia, Pennsylvania on October 20, 2014. Analysis of these data indicated that the study met its primary endpoint and important secondary endpoints, including the Overall Responder endpoint for IBS-C.

The oral presentation titled, “Plecanatide, a Novel Uroguanylin Analog: a 12-Week, Randomized, Double-Blind, Placebo-Controlled, Dose-Ranging Trial to Evaluate Efficacy and Safety in Patients with Irritable Bowel Syndrome with Constipation (IBS-C)” (Paper # 14) will be presented by Philip B. Miner Jr., M.D., President and Medical Director of the Oklahoma Foundation for Digestive Research, during Plenary Session 1: Functional Bowel Disorders/Pediatrics, from 2:15pm — 3:00pm on Monday, October 20, 2014.

Synergy will also present data at the following poster sessions:

“SP-333, a Guanylate Cyclase-C Agonist, is Safe and Well-Tolerated, Locally Acting Drug Candidate for Treatment of Gastrointestinal Disorders and Diseases” (Poster # P460) on Sunday, October 19, 2014, from 3:30pm -7:00pm.

“Plecanatide and SP-333, Novel Agonists of Guanylate Cyclase-C, Attenuate Visceral Hypersensitivity in Rat Models” (Poster # P1711) on Tuesday, October 21, 2014, from 10:30am — 4:00pm.

“SP-333, a D-amino Acid Containing Peptide Agonist of Guanylate Cyclase-C is a Novel Drug Candidate for Treatment of Gastrointestinal Disorders and Diseases” (Poster # P1712) on Tuesday, October 21, 2014, from 10:30am — 4:00pm.

IBS-C Phase 2b Study

This was a randomized, 12-week, double-blind, placebo-controlled, dose-ranging study to assess the safety and efficacy of plecanatide in 424 adult patients with IBS-C. The study evaluated the effects of 0.3, 1.0, 3.0 or 9.0 mg plecanatide or placebo administered orally, once-daily to adults meeting Rome III criteria for IBS-C. In addition, patients were required to meet the criteria for the IBS-C subtype, which is further characterized by stool pattern, such that > 25% of defecations are hard or lump stools and < 25% of defecations are loose or watery stools. During pre-treatment at baseline, patients were required to have at least 3 days in each week with pain scores > 3 on a 0 to 10 scale.

The primary efficacy endpoint was the change from baseline in the mean number of complete spontaneous bowel movements (CSBMs) over the 12-week treatment period. Secondary endpoints included: (1) Abdominal Pain Intensity, (2) Stool Consistency, (3) Overall Responder (%) and (4) Abdominal Pain Responder (%). Stool Consistency was measured using the Bristol Stool Form Scale (BSFS) and Abdominal Pain Intensity was measured on an 11-point severity scale (0 to 10). An Overall Responder fulfilled both > 30% reduction in worst abdominal pain and an increase of > 1 CSBMs from baseline in the same week for at least 50% of the weeks (i.e. 6/12 weeks).

About Plecanatide

Plecanatide is Synergy’s lead uroguanylin analog in late-stage clinical development to treat patients with IBS-C and chronic idiopathic constipation (CIC). Uroguanylin is a natural gastrointestinal (GI) hormone produced by humans in the small intestine and plays a key role in regulating the normal functioning of the digestive tract through its activity on the guanylate cyclase-C (GC-C) receptor. The GC-C receptor is known to be a primary source for stimulating a variety of beneficial physiological responses. Orally administered plecanatide mimics uroguanylin’s natural functions by binding to and activating the GC-C receptor to stimulate fluid and ion transit required for normal bowel function. Synergy has successfully completed a large, multi-center clinical trial of plecanatide in 951 patients with CIC and is currently enrolling patients in two pivotal phase 3 CIC trials. The company recently announced a successful end-of-phase 2 meeting with the FDA on its phase 2b IBS-C study with plecanatide and plans to initiate the phase 3 IBS-C registration program in 4Q 2014.

About Synergy Pharmaceuticals

Synergy Pharmaceuticals (NASDAQ:SGYP) is a biopharmaceutical company focused on the development of novel therapies based on the natural human hormone, uroguanylin, to treat GI diseases and disorders. Synergy has created two unique analogs of uroguanylin — plecanatide and SP-333 — designed to mimic the natural hormone’s activity on the GC-C receptor and target a variety of GI conditions. SP-333 is currently in phase 2 development for opioid-induced constipation and is also being explored for ulcerative colitis. For more information, please visit www.synergypharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward- looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2013 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Synergy Pharmaceuticals
Gem Gokmen, 212-584-7610
ggokmen@synergypharma.com